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                                                                     Exhibit 4.1
                             AMENDMENT NO. 3 TO THE
                            TRANSAMERICA CORPORATION
                        1996 STOCK OPTION AND AWARD PLAN


          TRANSAMERICA CORPORATION, having adopted the Transamerica Corporation 1996 Stock Option and Award Plan (the "Plan") effective as of December 16, 1996, and having amended the Plan on two prior occasions, hereby amends the Plan, effective as of December 10, 1998, by amending the first sentence of Section 4.1 to read in its entirety as follows:

               Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall not exceed 6,000,000.


          IN WITNESS WHEREOF, Transamerica Corporation, by its duly authorized Chairman of its Management Development and Compensation Committee, and by its duly authorized officer, has executed this Amendment No. 3 on the date(s) indicated below.

                                     TRANSAMERICA CORPORATION


Date:  ______________, 1999          By ___________________________________
                                       Peter V. Ueberroth,
                                       Chairman, Management, Development
                                       and Compensation Committee



Date:  ______________, 1999          And By _______________________________
                                          Title: